EXHIBIT 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2007

SAN FRANCISCO, Nov 1, 2007 (PrimeNewswire via COMTEX News Network) — CAI International, Inc. (CAI) (NYSE:CAP) reported that net income in the third quarter of 2007 increased $0.8 million, or 18.6%, to $5.4 million, compared with net income of $4.6 million in the third quarter of 2006. CAI’s basic earnings per share in the third quarter of 2007 increased 33.3% to $0.32 with 17.1 million average shares outstanding, compared with basic earnings per share of $0.24 with 21.2 million average shares outstanding in the third quarter of 2006. Fully diluted earnings per share in the third quarter of 2007 increased 52.4% to $0.32 with 17.1 million average shares outstanding, compared to fully diluted earnings per share of $0.21 with 21.7 million average shares outstanding in the third quarter of 2006.

In the third quarter of 2007, CAI’s revenue was $17.5 million, an increase of $2.2 million, or 14.7%, compared to the third quarter of 2006. Container rental revenue increased $1.5 million, or 17.8%, to $10.1 million from $8.6 million in the third quarter of 2006. Management fee revenue was $3.1 million, unchanged from the management fee revenue reported in the third quarter of 2006. Gain on sale of container portfolios increased $0.7 million, or 21.9%, to $4.0 million from $3.3 million in the third quarter of 2006. Finance lease income in the third quarter of 2007 was $0.3 million, unchanged from finance lease income reported in the third quarter of 2006.

CAI’s operating income in the third quarter of 2007 was $10.6 million, an increase of $2.2 million, or 25.7%, from $8.4 million during the third quarter of 2006. Operating income for the third quarter of 2007, compared to the third quarter of 2006, was impacted by a $0.8 million decline in depreciation expense during the quarter and a $0.9 million increase in the gain on disposition of used equipment. During the third quarter of 2007, marketing, general, and administrative expenses increased by $1.6 million, or 55.5%, to $4.5 million as a result of an increase in employee expenses relating to an increase in headcount and incentive compensation.

Comments from the CEO

Masaaki (John) Nishibori, Chief Executive Officer of CAI, commented, “We are very pleased with our results this quarter. In spite of a very competitive environment, we grew our quarter over quarter revenue and net income by 14.7% and 18.6%, respectively. Our quarterly results benefited from new leasing activity, strong secondary prices for used containers and higher utilization. By comparison, the average utilization of our operating fleet for the third quarter of 2007, net of units held at the manufacturer pending initial lease out, was 94.9%, compared to 91.9% during the third quarter of 2006. Our management business also continued to perform well. However, our management fee revenue was flat due largely to lower commission income on disposition of used containers in our managed fleet.”

“The economic slowdown in the United States has had some effect on demand for containers, but the macro environment overall has been favorable. Container traffic from Asia to the United States has been growing at a lower than expected rate this year. However, container traffic from Asia to Europe has been very strong and is expected to remain so. Intra-Asia traffic has also been increasing at a brisk pace.”

CAI’s conference call to discuss financial results for the third quarter of 2007 will be held on Thursday, November 1, 2007 at 5:30 p.m. EDT. The dial-in number for the teleconference is 1-888-230-5492; outside U.S., call 1-913-981-5534. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q3 2007 Earnings Conference Call.” A webcast replay will be available for 90 days on the Investors section of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2007, the company operated a worldwide fleet of 724,000 TEU of containers through 10 offices located in 8 countries.

The CAI International logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3968

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results to differ materially from current expectations including, but not limited to, economic conditions, customer demand, increased competition and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its registration statement on Form S-1 and its Form 10-Q for the second quarter of 2007. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CAI International, Inc.

Consolidated Balance Sheets

(In thousands, except share information)

(UNAUDITED)

	September 30, 2007	December 31, 2006
ASSETS
Cash	$13,051	$20,359
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $900 and $1,045 at September 30, 2007 and December 31, 2006, respectively	11,995	7,731
Accounts receivable (managed fleet)	24,296	24,061
Related party receivables	—	128
Current portion of direct finance leases	3,384	2,248
Deposits, prepayments and other assets	4,680	4,077
Deferred tax assets	963	915

Total current assets	58,369	59,519
Container rental equipment, net of accumulated depreciation of $87,628 and $93,633 at September 30, 2007 and December 31, 2006, respectively	223,793	161,353
Net investment in direct finance leases	3,022	4,329
Furniture, fixtures and equipment, net of accumulated depreciation of $395 and $290 at September 30, 2007 and December 31, 2006 , respectively	445	459
Intangible assets, net of accumulated amortization of $1,235 and $307 at September 30, 2007 and December 31, 2006, respectively	6,286	7,093
Goodwill	50,247	50,247

Total assets	$342,162	$283,000

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable	$2,958	$3,585
Accrued expenses and other current liabilities	3,723	15,276
Due to container investors	21,215	21,650
Unearned revenue	731	740
Current portion of long-term debt	—	5,000
Current portion of capital lease obligation	120	525
Rental equipment payable	36,708	30,788

Total current liabilities	65,455	77,564
Revolving credit facility	127,500	97,000
Term loan	—	13,750
Subordinated convertible note payable	—	37,500
Deferred income tax liability	24,376	24,500
Capital lease obligation	—	31

Total liabilities	217,331	250,345

Cumulative redeemable convertible preferred stock:
Series A 10.5% cumulative redeemable convertible preferred stock, no par value. Aggregate liquidation value of zero at September 30, 2007 and $1,531 at December 31, 2006. Authorized 1,113,840 shares; issued and outstanding, zero at September 30, 2007 and 724,920 shares at December 31, 2006	—	6,072
Note receivable on preferred stock	—	(1,172)

Total cumulative redeemable convertible preferred stock	—	4,900

Stockholders’ equity:
Common stock, no par value; authorized 84,000,000 shares; issued and outstanding, zero at September 30, 2007, 10,584,000 shares at December 31, 2006	—	1,260
Common stock, par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding, 17,144,977 shares at September 30, 2007, zero at December 31, 2006	2	—
Additional paid-in capital	90,691	—
Accumulated other comprehensive income	191	95
Retained earnings	33,947	26,400

Total stockholders’ equity	124,831	27,755

Total liabilities and stockholders’ equity	$342,162	$283,000

CAI International, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(UNAUDITED)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Container rental revenue	$10,148	$8,617	$26,308	$24,228
Management fee revenue	3,093	3,060	9,880	8,530
Gain on sale of container portfolios	3,955	3,245	8,946	8,365
Finance lease income	259	300	868	927

Total revenue	17,455	15,222	46,002	42,050

Operating expenses:
Depreciation of container rental equipment	2,315	3,158	5,766	9,653
Amortization of intangible assets	311	—	928	—
Impairment of container rental equipment	66	29	290	270
Gain on disposition of used container equipment	(1,277)	(419)	(3,325)	(804)
Gain on settlement of lease obligation	—	—	(694)	—
Equipment rental expense	77	395	895	1,187
Storage, handling and other expenses	897	756	2,287	2,411
Marketing, general and administrative expense	4,460	2,868	11,709	8,967

Total operating expenses	6,849	6,787	17,856	21,684

Operating income	10,606	8,435	28,146	20,366

Interest expense	2,095	1,325	8,022	4,183
Gain on extinguishment of debt	—	—	(681)	—
Interest income	(6)	(18)	(26)	(37)

Net interest expense	2,089	1,307	7,315	4,146

Income before income taxes	8,517	7,128	20,831	16,220
Income tax expense	3,116	2,574	7,707	5,856

Net income	5,401	4,554	13,124	10,364
(Accretion)/decretion of preferred stock	—	488	(5,577)	1,464

Net income available to common shareholders	$5,401	$5,042	$7,547	$11,828

Net income per share:
Basic	$0.32	$0.24	$0.54	0.56
Diluted	$0.32	$0.21	$0.49	0.48
Weighted average shares outstanding:
Basic	17,109	21,168	13,906	21,168
Diluted	17,110	21,735	16,535	21,735

	As of September 30, 2007	As of September 30, 2006
	(unaudited)
Managed fleet in TEUs	503,112	472,681
Owned fleet in TEUs	220,677	172,571

Total	723,789	645,252

Percentage of on-lease fleet on long-term leases	70.6%	63.8%
Percentage of on-lease fleet on short-term leases	27.8	34.3
Percentage of on-lease fleet on finance leases	1.6	1.9

Total	100.0%	100.0%

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006
	(unaudited)
Average fleet utilizationrate for the period	94.9%	91.9%

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SOURCE: CAI International

CAI International, Inc.

Victor Garcia, Chief Financial Officer

(415) 788-0100

vgarcia@caiintl.com